January 27, 2026

Trust for Professional Managers
615 East Michigan Street
Milwaukee, Wisconsin 53202

Ladies and Gentlemen:

We consent to the incorporation by reference in this Registration Statement of our opinion dated January 8, 2018 regarding the sale of Institutional Class and Retail Class (formerly Investor Class) shares of the CrossingBridge Low Duration High Income Fund (formerly CrossingBridge Low Duration High Yield Fund), our opinion dated June 29, 2021 regarding the sale of Institutional Class shares of the CrossingBridge Ultra-Short Duration Fund and CrossingBridge Responsible Credit Fund, our opinion dated April 28, 2023 regarding the sale of Institutional Class and Retail Class shares of the RiverPark Strategic Income Fund and our opinion dated September 27, 2024 regarding the sale of Institutional Class shares of the CrossingBridge Nordic High Income Bond Fund, each a series of Trust for Professional Managers. In giving this consent, however, we do not admit that we are experts within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Godfrey & Kahn, S.C.

GODFREY & KAHN, S.C.